UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) February 3, 2011

GSE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

1332 Londontown Blvd, Sykesville, MD  21784

(Address of principal executive office and zip code)

(410) 970-7800

Registrant's telephone number, including area code

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation or the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Form 8-K

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreements

On February 3, 2011, the Executive Committee of the Board of Directors of the Company approved entering into Employment Agreements (the “Agreements”) with each of the following named executive officers (the “Executive Officers”):  Jerome I. Feldman, Executive Chairman of the Board of Directors, Chin-our Jerry Jen, President, Jeffery G. Hough, Senior Vice President and Chief Financial Officer, and Gill R. Grady, Senior Vice President.  The Agreements are effective as of January 1, 2011 and each Agreement runs from January 1, 2011 through December 31, 2012.

Effective January 1, 2011, the base salaries for each of the Executive Officers is as follows:
Jerome I. Feldman	$300,000
Chin-our Jerry Jen	220,000
Jeffery G. Hough	210,000
Gill R. Grady	200,000

On the one-year anniversary date of each Agreement, the base salary of each of the Executive Officers will be increased by an amount equal to the greater of (i) three percent (3%) and (ii) the percentage increase in the Consumer Price Index over the preceding twelve (12) month period.

For each year each Agreement is in effect, the Board of Directors and the Company’s Chief Executive Officer shall determine the bonus amount for the most recently completed fiscal year by March 15 of the subsequent year.  The bonus is performance based and the performance goals shall be as jointly agreed to by each officer and the Chief Executive Officer and the Board of Directors.  For the 2011 fiscal year, the target bonuses are as follows:
Jerome I. Feldman	$150,000
Chin-our Jerry Jen	50,000
Jeffery G. Hough	50,000
Gill R. Grady	50,000

On the one-year anniversary date of each Agreement, the target bonus for each of the Executive Officers will be increased by an amount equal to the greater of (i) three percent (3%) and (ii) the percentage increase in the Consumer Price Index over the preceding twelve (12) month period.

In addition, each Executive Officer shall receive:
♦	an automobile allowance of seven thousand two hundred dollars ($7,200) per year and the Company will pay for the gasoline in connection with such automobile; and
♦	an allowance for club membership of four thousand dollars ($4,000) per year.

The Company shall pay the monthly medical and dental insurance premiums for each Executive Officer in association with Company-provided health insurance plans.  Each Executive Officer  is entitled to receive vacation in accordance with the Company’s policy for its senior executives and may participate in other Company sponsored benefit plans including life insurance and 401(k) retirement plans.  Each Executive Officer is entitled to reimbursement by the Company for all reasonable expenses incurred by him in connection with his employment.  Reimbursable expenses include, but are not limited to, business travel and customer entertainment expenses.

The Company may terminate each Agreement for cause.  Examples of “cause” include (i) willful and continued failure to substantially perform contractual duties after the Company has communicated its demand for substantial performance; (ii) willfully engaging in misconduct which has a material adverse effect on the Company’s reputation, operations, prospects or business relations; (iii) conviction for any felony or entry of a plea of “no contest” for a crime of moral turpitude; (iv) or breach of the terms and conditions of the Agreement.  Notice of termination must be in writing and must state the reason for termination and the Executive Officer (with his attorney) will  have the opportunity to be heard by the Company’s Board of Directors.  In the event of termination for cause, the Executive Officer shall continue to receive his full salary through the date of termination.  In the event of disability, the Executive Officer will continue to receive his full salary (less any sum payable under the Company’s disability benefit plan) until his employment is terminated.  Termination of employment due to the death or disability of the Executive Officer shall not constitute a breach of the Agreement.

If the Company terminates the Executive Officer’s employment in breach of the terms of the Agreement, then the Company shall pay the Executive Officer his full salary and provide the Executive Officer his benefits for a period equal to the greater of (i) the number of months then remaining on the term of the Agreement and (ii) 12 months.  In addition, all options to purchase the Company's common stock granted to the Executive Officer under the Company's option plan or otherwise shall immediately become fully vested and shall terminate on such date as they would have terminated if his employment by the Company had not been terminated.

If the Executive Officer’s employment is terminated at the end of the Agreement (the “Scheduled Termination Date”) or if the Executive Officer continues as an employee after the Scheduled Termination Date and his employment is subsequently terminated by the Company for a reason other than (i) the death or disability of the Executive Officer or (ii) cause, the Executive Officer shall be entitled to receive his full salary and benefits for a period of one year from the date of termination.

The foregoing is a brief description of the terms of the various agreements and documents described herein and by its nature is incomplete.  It is qualified in its entirety by the text of the respective agreements and documents, copies of which are included herewith as Exhibits to this Current Report.  All readers of this Current Report are encouraged to read the entire text of the documents referred to in the text.

Item 9.01 Financial Statements and Exhibits

(c)  Exhibits

10.1	Employment Agreement dated as of January 1, 2011 between GSE Systems, Inc. and Jerome I. Feldman.*
10.2	Employment Agreement dated as of January 1, 2011 between GSE Systems, Inc. and Chin-our Jerry Jen.*
10.3	Employment Agreement dated as of January 1, 2011 between GSE Systems, Inc. and Jeffery G. Hough.*
10.4	Employment Agreement dated as of January 1, 2011 between GSE Systems, Inc. and Gill R. Grady.*

*Filed herewith

SIGNATURES

Pursuant  to the  requirements  of the  Securities  Exchange  Act of  1934,  the registrant  has duly  caused  this  report  to be  signed  on its  behalf by the undersigned hereunto duly authorized.

GSE SYSTEMS, INC.

Date: February 9, 2011                                                               /s/ Jeffery G. Hough
Jeffery G. Hough
Senior Vice President and
Chief Financial Officer